Exhibit 21.1
SUBSIDIARIES
CSW Industrials, Inc.

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership
CSW Industrials Holdings, Inc.	Delaware	100%
Balco, Inc.	Kansas	100%
CapStar Holdings Corporation	Nevada	100%
Greco Aluminum Railings, Ltd.	Canada	100%
Greco Aluminum Railings (U.S.A.) Inc.	Delaware	100%
Greco Railings Holdings, LLC	Delaware	100%
Jet-Lube of Canada Ltd.	Canada	100%
Jet-Lube UK, Ltd.	UK	100%
Jet-Lube, LLC	Delaware	100%
RectorSeal Australia Proprietary Limited	Australia	100%
Smoke Guard California, Inc.	Nevada	100%
Smoke Guard, Inc.	Nevada	100%
SAC Acworth Property, LLC	Delaware	100%
SAC Cutten Road Property, LLC	Texas	100%
SAC Employee Holdings, LLC	Delaware	100%
SAC Holdings, LLC	Delaware	100%
SAC Longview Property, LLC	Delaware	100%
SAC Properties Holdings, LLC	Delaware	100%
RectorSeal, LLC	Delaware	100%
RS Acquisition Sub, LLC	Delaware	100%
Whitmore Manufacturing, LLC	Delaware	100%
Whitmore Europe Limited	UK	100%
Whitmore UK Holdings, Ltd.	UK	100%
Whitmore’s Field Services, LLC	Texas	100%